UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2007

VS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3664322
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2101 91st Street
North Bergen, New Jersey 07047
(Addresses of Principal Executive Offices, including Zip Code)
(800) 223-1216
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directions; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2007, VS Holdings, Inc. (the “Company”) announced that Michael G. Archbold will join the Company and its principal operating subsidiaries, Vitamin Shoppe Industries Inc. and VS Direct Inc. (the “Subsidiaries”), and the Company’s sole shareholder, VS Parent, Inc. (“Parent,” and together with the Company and the Subsidiaries, “Vitamin Shoppe”), on April 16, 2007, as Executive Vice President, Chief Operating Officer and Chief Financial Officer.

Mr. Archbold, 46, served as Executive Vice President /Chief Financial and Administrative Officer of Saks Fifth Avenue from 2005 to 2007 and was scheduled to assume the post of Executive Vice President and Chief Financial Officer of Saks Incorporated on May 4, 2007. From 2002 to 2005 he served as Chief Financial Officer for AutoZone, originally as Senior Vice President, and later as Executive Vice President.

Mr. Archbold is a Certified Public Accountant, and has nearly twenty years of financial experience in the retail industry.

The terms of Mr. Archbold’s employment agreement are still being negotiated and will be described in an amendment to this Current Report on Form 8-K. It is expected that Mr. Archbold will receive a base salary of $450,000, subject to annual review. In addition to base salary, pursuant to the Company’s management incentive program, Mr. Archbold will be entitled to receive an annual incentive bonus based upon Company and individual performance, with a target bonus of 50% of his base salary. Mr. Archbold will also receive 300,000 non-qualified stock options under the 2006 Stock Option Plan (the “Plan”) of Parent on the first day of his employment.

We anticipate the agreement to provide a termination provision which would entitle Mr. Archbold to a severance payment to up to one year’s bases salary if the Company terminates Mr. Archbold’s employment without “Cause” (as defined therein) or Mr. Archbold terminates his employment following a material adverse change in his status. It is anticipated that the pending agreement will have a term of three years.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

99.1	Officer appointment press release issued by VS Holdings, Inc., dated April 4, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VS Holdings, Inc.

Date: April 9, 2007	By:	/s/ Cosmo La Forgia
Name: Cosmo La Forgia
Title: Vice President – Finance